Agreement

Service Provider : Leader Hill Corporation
Contact number : (+86) 186 6534 2668

Client : Affinity Business Consulting Limited
Contact Number : (+86) 158 1441 5472

Whereby the Client wishes to be provided with the Services (defined below) by the Service Provider and the Service Provider agrees to provide the Services to the Client on the terms and conditions of this Agreement.

A. The rights and obligations of both parties

Responsibility of the Service Provider

1. Service Provider shall provide relevant corporate advisory services to the Client, which include the company's international group structure, company restructuring, investment and financial model, implementation of the corporate planning.
2. Service Provider shall provide an International Securitization Feasibility Report to the Client in accordance with the latest company status.

Responsibility of the Client

1. The Client shall provide all the relevant company documents and data as requested by the Service Provider;
2. The Client shall ensure that all the information provided to the Service Provider are authentic, complete and accurate;
3. The Client shall ensure that all the documents are duly and voluntarily signed. All signed documents hereunder shall be provided in accordance with the ordinances, resolutions, statues, rules and regulations and shall not violate any important company contracts;
4. The Client must provide adequately, timely and truthful answers to the questions raised by the Service Provider;
5. The Client shall not hire or assign any other individual or organization to participate in the advisory without the written consent of the Service Provider.

B. Fees and Charges

The fee is USD 8,000 (one-time payment).

C. Confidentiality

Both parties shall not, during or after the term of his engagement, directly or indirectly, use, disseminate, or disclose to any person, firm, or other business entity for any purpose whatsoever, any information not generally known in the industry in which the Client is or may be engaged which was disclosed to the Service Provider or known by Service Provider as a consequence of or through his consulting relationship with the Client.

D. Miscellaneous

1. This Agreement shall come into force upon signature and seal by both parties. This Agreement shall be made in two copies and each party shall hold one copy.
2. The disputes not covered in this Agreement shall be settled through discussions and negotiations between both parties.

Service Provider:

Leader Hill Corporation

____

SEAH CHIA YEE

Director

Dated 11/01/2017

Client:

Affinity Business Consulting Limited

For and on behalf of
Affinity Business Consulting Limited

Authorized Signature(s)

____

Chen Yan Hong

Director

Dated 11/01/2017